UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 26, 2010

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Lazare Kaplan International Inc. (the “Company”) received a Deficiency Letter from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”) dated April 26, 2010, relating to the Company’s failure to file its quarterly report on Form 10-Q for the period ended February 28, 2010.  In this letter, the Staff informed the Company that the timely filing of such reports is a condition for the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”).  In addition, the Company’s failure to timely file this report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

As a result of the foregoing and the Company’s delinquent Form 10-K for the year ended May 31, 2009 and Forms 10-Q for the periods ended August 31, 2009 and November 30, 2009, the Company remains subject to the procedures and requirements of Section 1009 of the Company Guide.

As previously announced, the Staff accepted the Company’s Plan of Compliance (the “Plan”) which advised the Exchange of action it has taken, or will take, to bring the Company into compliance with Sections 134 and 1101of the Company Guide, and on January 25, 2010 granted the Company an extension until May 31, 2010 to regain compliance with the continued listing standards.  The Company is not required to submit an additional plan of compliance in connection with its failure to timely file the quarterly report on Form 10-Q for the period ended February 28, 2010.  If the Company is not in compliance with the Exchange’s continued listing standards by May 31, 2010, the Exchange staff will initiate delisting proceedings as appropriate.  The Company may appeal a Staff determination to initiate delisting proceedings in accordance with Sections 1010 and Part 12 of the Company Guide.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

lExhibit Number	Description

99.1	Press Release dated April 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: April 26, 2010	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer